EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Subject Line:  Frank A. Cavallaro to Join Peapack-Gladstone Financial Corporation and Peapack-Gladstone Bank as Senior Executive Vice President
Bedminster, New Jersey – October 31, 2022 - Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) is proud to announce that Frank A. Cavallaro will join the Company and the Bank as Senior Executive Vice President, effective October 31, 2022, and will assume the role of Chief Financial Officer on November 10, 2022.
Mr. Cavallaro, a resident of Cherry Hill, NJ, joins the Bank from Republic Bank, where since 2012, he was Executive Vice President and Chief Financial Officer. A Certified Public Accountant, Frank has held senior level positions at several financial institutions and CPA firms throughout his more than 30-year career.
“I am very pleased to join a company with a management team and board of directors that operate with such a high-level of collaboration,” said Mr. Cavallaro.
A graduate of Rutgers University School of Business, with a degree in Accounting, Mr. Cavallaro will replace Jeffrey J. Carfora, who last month announced his intention to retire on April 7, 2023. Upon Mr. Cavallaro assuming the role as CFO, Mr. Carfora will step down, but will remain with the Company as a senior officer until April 7, 2023, to assist with transitional matters.
“We are eternally grateful to Jeff Carfora for his years of service and commitment to the Bank, and we look forward to having Frank join our team, as we continue to execute our strategy,” said Doug Kennedy, President and CEO.
About the Company
Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.1 billion and assets under management and/or administration of $9.3 billion as of September 30, 2022.  Founded in 1921,

Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, investment banking, commercial and retail solutions, to businesses and consumers.  Peapack Private, the Bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions, to individuals, families, privately held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy.  Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service.  Visit www.pgbank.com and www.peapackprivate.com for more information.
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Contact:  Denise M. Pace-Sanders, SVP Managing Principal, Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921.